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                         FOR:   Nautica Enterprises, Inc.

                    APPROVED:   Wayne A. Marino
                                Senior Vice President - Chief Financial Officer
                                (212) 541-5757

                     CONTACT:   Shannon L. Froehlich
                                Vice President - Corporate Investor Relations
                                (212) 541-5757

                                 Financial Media Relations:
FOR IMMEDIATE RELEASE            Stephanie Sampiere
---------------------            FD Morgen-Walke
                                 (212) 850-5600

                NAUTICA ENTERPRISES, INC. REPORTS FOURTH QUARTER
                    AND FISCAL 2003 YEAR-END EARNINGS RESULTS
              ~ Strong Cash Position of $83.0 Million at Year-End ~
           ~ Company is Comfortable With Analysts' Consensus Estimate
   of $0.01 for Q1'04, Excluding a Special Charge Related to Nautica Europe ~
                         ~ Updates Fiscal 2004 Outlook ~

     New York, New York - May 1, 2003 - Nautica Enterprises, Inc. (Nasdaq: NAUT) today reported sales and earnings for its fourth quarter and fiscal year ended March 1, 2003.
     For the fourth quarter, net sales increased 14.0% to $178.5 million compared to $156.6 million in the fourth quarter last year. On an operating basis, adjusted to exclude a special charge for the previously announced transition of the Nautica Europe business, the Company reported net earnings of $7.2 million, or $0.21 per diluted share, compared to adjusted net earnings of $0.6 million, or $0.02 per diluted share in the prior year. Net earnings under Generally Accepted Accounting Principles ("GAAP") were $5.6 million, or $0.16 per diluted share for the fourth quarter, compared to a net loss of $8.4 million, or $0.25 on an earnings per share basis, in the prior year period.
         For the full fiscal year, net sales were $693.7 million compared to $692.1 million in the prior year. Adjusted for special charges, net earnings for the year were $30.9 million, or $0.90 per diluted share, compared to adjusted net earnings of $26.2 million, or $0.76 per diluted share in the prior year period. Net earnings under GAAP were $20.7 million, or $0.60 per diluted share, compared to $17.3 million, or $0.50 per diluted share in the prior year.
                                    ~ more ~

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         The Company believes that reporting net earnings excluding certain charges provides a more meaningful comparison of its financial results. For a description of the charges during the periods reported above, please refer to Notes 1 and 2 below.
         Harvey Sanders, Chairman, President and Chief Executive Officer of Nautica Enterprises, Inc., commented, "We are pleased to report that our earnings performance for the fourth quarter and full year were in line with analysts' consensus estimates. We experienced stronger than originally anticipated selling in some of our divisions which enabled us to post a double-digit sales increase for the quarter. Driving this performance was Earl Jean, Nautica Men's Jeans, Nautica Children's and the entire Nautica Sleepwear division, which now includes Men's, Women's and Junior's Sleepwear as well as Men's Underwear. We are encouraged that these results were achieved during one of the retail sector's most challenging Holiday periods."
         Mr. Sanders continued, "Fiscal 2003 was an important year as we made significant progress in strengthening our overall operations, as well as reducing the financial impact that certain under-performing businesses have had on our earnings performance. During the year, our Martinsville, Virginia distribution facility became fully operational. We are now processing all of our Nautica brands through this facility and will begin processing our John Varvatos business this month. Earl Jean is expected to begin shipping from Martinsville for Holiday 2003. In addition, the consolidation initiative and relocation of Earl Jean from Los Angeles to New York and Virginia has been successfully completed and is expected to add approximately $0.01 to $0.02 to our net earnings on an annual basis beginning in fiscal 2005."
         Mr. Sanders added, "We ended the year on a very strong note financially and are proud of our healthy balance sheet and ability to consistently generate strong free cash flow giving us the support to fund our future growth initiatives."
          Fiscal 2004 Outlook
          -------------------
         The Company has adopted an even more conservative outlook for fiscal 2004 given the state of consumer confidence, the uncertainty with the economy as well as the continued difficulties facing the men's collection arena. The Company expects its top line to be essentially flat to the prior year and expects to achieve earnings per diluted share in the range of $0.95 to $1.00, excluding the previously announced after-tax special charges of approximately $4.2 million, or
                                    ~ more ~
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                                 [NAUTICA LOGO]
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$0.13 per diluted share related to the Nautica Europe transition. Approximately
$3.0 million of these special charges, or $0.09 on an earnings per share basis is expected to be recognized in the first quarter, with the balance to be recognized in the second quarter. The Company is comfortable with analysts' consensus estimate of $0.01 for the first quarter, excluding this special charge.
         Mr. Sanders concluded, "Fiscal 2004 will be a continuation of the strategies we have been implementing over the past two years to improve our financial performance over the long-term. Our efforts are focused on further refining our Nautica Men's Sportswear product and implementing additional operating efficiencies throughout the organization."

Note: 1
Fourth Quarter Charges. As previously announced in April 2003, the Company has recorded in the fourth quarter of fiscal 2003 an after-tax special charge of $1.6 million, or $0.05 per diluted share, related to the transition of its Nautica business in Europe to licensing or other key arrangements. During the fourth quarter of fiscal 2002, the Company recorded after-tax special charges of $9.0 million, or $0.27 on an earnings per share basis, related to the closing of the Company's Rockland, Maine distribution facility, as well as charges related to a Sale and Cancellation Agreement with David Chu, the Company's Vice Chairman.

Note: 2
Fiscal Year Charges. As previously reported, the Company has recorded after-tax special charges during fiscal 2003 of $10.2 million, or $0.30 per diluted share, related to costs associated with the closing of the Rockland, Maine distribution facility in the first quarter, the write-down of fixed assets for the Rockefeller Plaza store in the third quarter, and costs associated with the transition of the Company's Nautica business in Europe to licensing or other key arrangements in the fourth quarter as noted above. During fiscal 2002, the Company recorded after-tax special charges of $9.0 million, or $0.26 per diluted share, related to costs associated with the above-mentioned closing of the Company's Rockland, Maine distribution facility as well as charges related to an agreement with the Company's Vice Chairman.

                                    ~ more ~



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                                [NAUTICE LOGO]

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Nautica Enterprises, Inc. (Nasdaq: NAUT), through its subsidiaries, designs, sources, markets and distributes apparel under the following brands: Nautica; Nautica Competition; Nautica Jeans Company; Earl Jean; John Varvatos; E. Magrath; and Byron Nelson. For more information about our Company, please visit our website at www.nautica.com.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations of future events and are subject to a number of risks and uncertainties that may cause the Company's actual results to differ materially from those described in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. These factors and uncertainties include, among others: the risk that new businesses of the Company will not be integrated successfully; the risk that the Company will experience operational difficulties with its distribution facility; the overall level of consumer spending on apparel; dependence on sales to a limited number of large department store customers; risks related to extending credit to customers; actions of existing or new competitors and changes in economic or political conditions in the markets where the Company sells or sources its products; risks associated with consolidations, restructurings and other ownership changes in the retail industry; changes in trends in the market segments in which the Company competes; risks associated with uncertainty relating to the Company's ability to launch, support and implement new product lines; effects of competition; changes in the costs of raw materials, labor and advertising; the ability to secure and protect trademarks and other intellectual property rights; risks associated with the relocation of Earl Jean, Inc.; the risk that the cost of transitioning the Nautica Europe business to licensing or other key arrangements will be more then anticipated or that the Company will not be able to negotiate acceptable terms; and, the impact that any labor disruption at the Company's ports of entry could have on timely product deliveries. These and other risks and uncertainties are disclosed from time to time in the Company's filings with the Securities and Exchange Commission, including the "Forward-Looking and Cautionary Statements" section of the Company's Annual Report on Form 10-K for the fiscal year ended March 2, 2002, in the Company's press releases and in oral statements made by or with the approval of authorized personnel. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

                         [Financial Tables to Follow]

                               CONFERENCE CALL
                               ---------------
                    May 1, 2003 AT 9:00 a.m. Eastern Time
                              Dial: 800-223-9488
                              Passcode: Nautica

                 PLEASE NOTE THAT THE CONFERENCE CALL WILL BE
                SIMULTANEOUSLY BREAODCAST OVER THE INTERNET AT
                               WWW.NAUTICA.COM

                               ---------------
                                    -more-











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                                [NAUTICA LOGO]

                          NAUTICA ENTERPRISES, INC.
                     CONSOLIDATED CONDENSED EARNINGS SUMMARY
                (all amounts in thousands, except per share data)

                                           Twelve Months              Three Months
                                               Ended                      Ended
                                        March 1,    March 2,       March 1,    March 2,
                                         2003        2002           2003        2002
                                     --------------------------  ------------------------
Net sales                             $ 693,715    $ 692,092    $ 178,493    $ 156,606

Gross profit                            296,367      284,415       74,530       62,473

Operating expenses                      254,933      249,593       64,830       63,197

Special charges                          16,282       14,442        2,588       14,442

Net royalty income                        9,329        7,860        2,339        1,616

Operating profit (loss)                  34,481       28,240        9,451      (13,550)

Investment income (expense)              (1,364)        (488)        (458)          58

Pre-tax earnings (loss)                  33,117       27,752        8,993      (13,492)

Income tax provision (benefit)           12,419       10,493        3,372       (5,097)

Net earnings (loss)                   $  20,698    $  17,259    $   5,621    $  (8,395)

Basic earnings (loss) per share       $    0.62    $    0.52    $    0.17    $   (0.25)
Diluted earnings (loss) per share     $    0.60    $    0.50    $    0.16    $   (0.25)

Net earnings before special charges   $  30,874    $  26,245    $   7,238    $     591

Basic earnings per share
    before special charges            $    0.92    $    0.80    $    0.22    $    0.02
Diluted earnings per share
    before special charges            $    0.90    $    0.76    $    0.21    $    0.02
Basic weighted average shares            33,567       32,946       33,604       33,195
Diluted weighted average shares          34,307       34,319       34,151       34,365

                        ~ more ~

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                            NAUTICA ENTERPRISES, INC.
                SELECTED FINANCIAL INFORMATION BALANCE SHEET DATA
                           (all amounts in thousands)


                                             March 1,    March 2,
                                               2003       2002
                                           ------------ -----------

Cash and short term investments              $ 82,953   $ 52,164

Accounts receivable - net                      98,713     89,736

Inventories                                    87,630     66,443

Working capital                               191,240    151,214

Property, plant and equipment - net            96,427    111,327

Goodwill                                       30,054     31,328

Other assets                                   43,851     43,719

Total assets                                  468,127    422,070


Current liabilities                           106,555     84,482

Long-term liabilities                          15,346     15,008

Stockholders' equity                          346,226    322,580

Total liabilities and stockholders' equity   $468,127   $422,070


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